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ILEX ONCOLOGY, INC.
JUNE 30, 2000 - QUARTERLY REPORT ON FORM 10-Q
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                                                                   EXHIBIT 11.1

                       COMPUTATION OF NET LOSS PER SHARE
                    (In Thousands, Except Per Share Amounts)



                                                                          Three Months Ended        Six Months Ended
                                                                                June 30,                 June 30,
                                                                        ----------------------    ----------------------
                                                                           2000         1999         2000        1999
                                                                        ---------    ---------    ---------    ---------
COMPUTATION OF BASIC NET LOSS PER SHARE:
   Net loss                                                             $  (4,544)   $ (22,609)   $  (7,928)   $ (27,089)
                                                                        =========    =========    =========    =========

   Weighted average shares of common stock outstanding                     24,825       12,916       23,432       12,790
                                                                        =========    =========    =========    =========

   Basic net loss per share                                             $   (0.18)   $   (1.75)   $   (0.34)   $   (2.12)
                                                                        =========    =========    =========    =========

COMPUTATION OF DILUTED NET LOSS PER SHARE:
   Net loss                                                             $  (4,544)   $ (22,609)   $  (7,928)   $ (27,089)
Preferred stock dividends not incurred upon assumed conversion of
preferred stock                                                                75           --          150           --
                                                                        ---------    ---------    ---------    ---------

Loss available to common stockholders assuming conversion of
subsidiary's preferred stock                                            $  (4,469)   $ (22,609)   $  (7,778)   $ (27,089)
                                                                        =========    =========    =========    =========

Weighted average number of shares of common stock and common stock equivalents outstanding-
    Weighted average shares of common stock outstanding                    24,825       12,916       23,432       12,790
    Weighted average number of common stock equivalents applicable to
    stock options, warrants and subsidiary's preferred stock                1,125          323        1,219          431
                                                                        ---------    ---------    ---------    ---------

Common stock and common stock equivalents                                  25,950       13,239       24,651       13,221
                                                                        =========    =========    =========    =========

Diluted net loss per common stock and common stock equivalents (a)      $   (0.17)   $   (1.71)   $   (0.32)   $   (2.05)
                                                                        =========    =========    =========    =========
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           (a)    This calculation is submitted in accordance with Item
                  601(b)(11) of Regulation S-K although it is not required by
                  SFAS No. 128 because it is antidilutive.


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